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                            SHARE EXCHANGE AGREEMENT

                                  July 7, 2000

BR Holdings LLC
c/o Three Cities Research, Inc.
650 Madison Avenue
New York, N.Y. 10022

Dear Sirs:

      This is to confirm that I agree to exchange 114,680 shares of Business Resource Group common stock for interests (referred to as "Units") in BR Holdings LLC, at the rate of one Unit for each 100 shares of Business Resource Group common stock.

      I am aware that BR Holdings expects to cause a wholly owned subsidiary ("Acquisition") to enter into a Plan and Agreement of Merger (the "Merger Agreement") with Business Resource Group in which Acquisition agrees to make a tender offer (the "Tender Offer") for the all the Business Resource Group common stock neither BR Holdings nor Acquisition owns, and if that tender offer is successful, to cause Acquisition to engage in a merger (the "Merger") which will result in BR Holdings' becoming the indirect sole shareholder of Business Resource Group. The exchange of my Business Resource Group common stock for BR Holdings Units will take place immediately before Acquisition accepts shares which are tendered in response to the Tender Offer. Upon the request of BR Holdings given not more than three business days before the scheduled Expiration Date of the Tender Offer, I will deliver the certificates representing my Business Resource Group common stock to BR Holdings in proper form for transfer, and will sign a copy of the BR Holdings Limited Liability Company Agreement (of which I have received a copy), in each case effective immediately before Acquisition's initial acceptance of shares which are tendered in response to the Tender Offer. If Acquisition does not accept tendered shares within 10 days after I deliver certificates to BR Holdings, BR Holdings will return the certificates to me, subject to the right again to request delivery of the certificates not more than three business days before any rescheduled Expiration Date.

      I represent and warrant to BR Holdings that (a) I own the Business Resource Group common stock which I will be exchanging for Units as described above, and I have the right to exchange that Business Resource Group common stock for Units without needing further authorization from anybody or any governmental entity, and (b) neither my executing this Agreement nor my completing the transactions which are the subject of this Agreement will violate any agreement to which I am a party, any law, any rule or regulation of a governmental agency, or any order of a court or governmental agency which is applicable to me.

      By signing this Agreement, BR Holdings will be representing and warranting to me that (a) BR Holdings has been properly formed as a limited liability company under Delaware law, (b) the only ownership interests in BR Holdings are Units of the type I will be receiving, (c) BR Holdings has the power, and has been authorized, to issue Units to me in exchange for Business Resource Group common stock as contemplated by this Agreement, (d) when Acquisition accepts shares which are tendered in response to the Tender Offer, the ownership of BR Holdings Units (giving effect to the exchanges of all Business Resource Group shares for Units which are contemplated by this Agreement or similar Share Exchange Agreements) will be as shown on Exhibit 1, and (e) neither BR Holdings' executing this Agreement nor its completing the transactions which are the subject of this Agreement will violate any agreement to which BR Holdings is a party, any law, any rule or regulation of a governmental agency, or any order of a court or governmental agency which is applicable to BR Holdings.


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* The words "I", "my" and similar words refer to the person who signs this
Agreement, even if that person is not an individual.


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      I am aware that the Units which will be issued to me will not be registered under the Securities Act of 1933, as amended. In order to enable BR Holdings to issue those Units to me without registration under the Securities Act, I represent that I will be acquiring those Units for investment and not with a view to distributing them. I am aware that the certificates representing the Units will bear a legend regarding the fact that the Units were not registered under the Securities Act and the resulting restrictions on transfers of those Units. I am also aware that (a) because the Units which will be issued to me will not be registered under the Securities Act, there are very significant limitations on my ability to re-sell them and (b) BR Holdings' Limited Liability Company Agreement imposes restrictions on my sale or transfer of Units and has other provisions which will affect my ownership of Units.

      In order to induce BR Holdings to enter into this Agreement, and in order to protect BR Holdings and Acquisition against loss of goodwill of Business Resource Group, I agree as follows:

      (a) I will tender in response to the Tender Offer all the shares of Business Resource Group which I own, other than the shares I will be exchanging for Units as provided in this Agreement.

      (b) During the Non-Competition Period, I will not directly or indirectly
(i) own, manage, control, participate in, consult with, render services for, or in any other manner engage in, any business that directly competes with Acquisition (as successor to Business Resource Group) or any of its subsidiaries (which were subsidiaries of Business Resource Group), in any states or counties where Business Resource Group is actually providing services or products to customers as of the date of the Merger (including, but not limited to, Alameda, Contra Costa, Santa Clara or San Francisco County in California), except that I may control or own up to two percent of a publicly traded company with which I have no relationship other than as a passive shareholder, or (ii) solicit, influence or attempt to influence any customer or client of Acquisition (as successor to Business Resource Group) or any of its subsidiaries to use or buy products or services of a company in competition with Acquisition (as successor to Business Resource Group) or any of its subsidiaries. The Non-Competition Period will begin at the effective time of the Merger and end on the earlier of
(A) the fifth anniversary of the effective time of the Merger, or (B) the third anniversary of the date that I cease to be an employee of Acquisition (as successor to Business Resource Group) or a subsidiary because my employment is terminated for Cause (other than continued unsatisfactory performance) or because I terminate my employment without Good Reason. If, however, I cease to be an employee of Acquisition (as successor to Business Resource Group) or a subsidiary because my employment is terminated Without Cause or because of continued unsatisfactory performance or because I terminate my employment with Good Reason, the Non-Competition Agreement will terminate not later than one year after the day I cease to be an employee of Acquisition (as successor to Business Resource Group), except that Acquisition (as successor to Business Resource Group) may extend the Non-Competition Period until the third anniversary of that day (but not later than the fifth anniversary of the effective time of the Merger) by agreeing to pay me my Base Salary per year for up to an additional two years, on the payment schedule applicable to payments of Base Salary by Acquisition (as successor to Business Resource Group) to its senior executives. As used in this Paragraph, the terms "Cause," "Good Reason," "Without Cause" and "Base Salary" have the meanings given to those terms in and Employment Agreement dated July 7, 2000 between Acquisition and me, and the term "continued unsatisfactory performance" refers to the cause described in Section 3(f)(i)(b)(v) of that Employment Agreement.


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I understand that, when this Agreement is signed by BR Holdings, I will be legally bound by it.

                                                Very truly yours,



                                                /s/ Brian McNay
                                                --------------------------------
                                                Signature


                                                Brian McNay
                                                --------------------------------
                                                Name (Print)


                                                --------------------------------
                                                Social Security No.


Accepted and Agreed To:

BR HOLDINGS LLC


By: /s/ W. Robert Wright II
    -----------------------------
    W. Robert Wright II







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* The words "I", "my" and similar words refer to the person who signs this
Agreement, even if that person is not an individual.